AMENDMENT NO. 9

TO

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 9 dated as of December 18, 2007 (this "Amendment"), relating to the Loan Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the "Borrower"), the Lenders from time to time parties thereto, and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, the "Agent"). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Loan Agreement (defined below).

WITNESSETH

WHEREAS, a credit facility has been previously extended to the Borrower pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December 22, 2000, as amended (as such may be amended, restated, supplemented and/or modified from time to time, the "Loan Agreement") among the Borrower, the Lenders identified therein, and the Agent;

WHEREAS, the Borrower has requested that certain provisions of the Loan Agreement be amended; and

WHEREAS, the parties have agreed to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Loan Agreement is amended as set forth below:

(a) New definitions of "Industrial Division Properties" and "Margined Collateral Value" are added to Section 1.2 in correct alphabetical order to read as follows:

" "Industrial Division Properties" shall mean the Real Property where the following subsidiaries are located: Perma-Fix of Maryland, Inc., Perma-Fix Treatment Services, Inc., Perma-Fix of Dayton, Inc., Perma-Fix of South Georgia, Inc., Perma-Fix of Orlando, Inc. and Perma-Fix of Ft. Lauderdale, Inc.

"Margined Collateral Value" shall mean, with respect to each of the Industrial Division Properties, the amount originally assigned to such property by Agent equal to seventy percent (70%) of the appraised real estate value plus eighty percent (80%) of the appraised machinery and equipment value."

(b) The definition of "L/C Commitment" set forth in Section 1.2 is amended to read as follows:

> " "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding as provided herein, in an aggregate amount not to exceed on any date the sum of $2,500,000; provided that the L/C Commitment is part of the Revolving Credit Facility, rather than a separate independent commitment."

(c) Section 2.11(a) is amended by adding the following to the end of the Section:

> "Notwithstanding the foregoing, upon the sale of any of the Industrial Division Properties the Borrower shall repay the Advances in a minimum amount of the Margined Collateral Value for the property sold (the "Minimum Release Price"). The Minimum Release Price shall be applied at first to the Term Loan in the inverse order of the maturities thereof with any amount in excess of the Minimum Release Price being applied to the Revolving Credit Facility Advances. Upon receipt of the repayment Agent agrees to release its lien on the property sold."

2. Amendment Fee. The Borrower agrees to pay the Agent an amendment fee of $10,000.

3. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Loan Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Loan Agreement.

4. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Loan Agreement and the Other Documents.

5. Loan Agreement. Except as expressly modified hereby, all of the terms and provisions of the Loan Agreement remain in full force and effect.

6. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent's legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.,
a Delaware corporation

By: ______________________
Name: Steve Baughman
Title: CFO

LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
in its capacity as Agent and as Lender

By: ______________________
Name: ALEX M. COUNCIL
Title: VICE PRESIDENT

CONSENTED AND AGREED TO:

SCHREIBER, YONLEY AND ASSOCIATES, INC.
PERMA-FIX TREATMENT SERVICES, INC.
PERMA-FIX OF FLORIDA, INC.
PERMA-FIX OF MEMPHIS, INC.
PERMA-FIX OF DAYTON, INC.
PERMA-FIX OF FT. LAUDERDALE, INC.
PERMA-FIX OF ORLANDO, INC.
PERMA-FIX OF SOUTH GEORGIA, INC.
PERMA-FIX OF MICHIGAN, INC.
DIVERSIFIED SCIENTIFIC SERVICES, INC.
INDUSTRIAL WASTE MANAGEMENT, INC.
EAST TENNESSEE MATERIALS & ENERGY CORPORATION
PERMA-FIX OF MARYLAND, INC.
PERMA-FIX OF PITTSBURGH, INC.

By: ______________________
Name: Steve Baughman
Title: CFO
of each of the foregoing entities